Exhibit 99.1

      GATEWAY FINANCIAL HOLDINGS, INC. ANNOUNCES QUARTERLY CASH DIVIDEND

     ELIZABETH CITY, N.C., Jan. 20 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co., announced that its Board of Directors, at its regular meeting on January 18, 2005, declared a quarterly cash dividend of $0.02 per share on the Corporation's common stock. The dividend is payable on February 15, 2005 to shareholders of record as of the close of business on January 28, 2005.

     About the Company
     Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of sixteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Moyock, Nags Head, Plymouth and Roper, North Carolina, and in Virginia Beach (3), Chesapeake (2), Suffolk and Emporia, Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq National Market under the symbol GBTS. Visit the Corporation's web site at http://www.gatewaybankandtrust.com .

SOURCE  Gateway Financial Holdings, Inc.
     -0-                             01/20/2005
     /CONTACT: D. Ben Berry, Chairman, President and CEO, or Mark A. Holmes, Senior Executive Vice President and CFO of Gateway Financial Holdings, Inc., +1-252-334-1511/
     /Web site:  http://www.gatewaybankandtrust.com /